Exhibit 23.3

CONSENT OF KLS PETROLEUM CONSULTING LLC

We hereby consent to (i) the use of the name KLS Petroleum Consulting LLC (“KLSP”), (ii) references to KLSP as an independent, third-party, petroleum engineering firm, and (iii) the use of information from our report entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2,” (“Prior Reserve Report 1”) and the other entitled “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022,” (“Prior Reserve Report 2”) both of which had an effective date of October 31, 2021. KLSP has provided an updated reserve report with an effective date of April 30, 2024, which is entitled “Reserves Attributable to Trio Petroleum Corp. South Salinas Area for Phased and Full Development” (the “Current Reserve Report”), which is included as an exhibit filed on the date hereof with the Registration Statement on Form S-8 of Trio Petroleum Corp. We further consent to the inclusion of each of the Prior Reserve Report 1, the Prior Reserve Report 2 and the Current Reserve Report as exhibits in the Registration Statement.

KLS PETROLEUM CONSULTING LLC

By:	/s/ Kenneth L. Schuessler, P.E.
Name:	Kenneth L. Schuessler, P.E.
Title:	Managing Member
March 5, 2025